EXHIBIT 99.1

For further information contact:

Dr Paul D’Sylva

CEO

Commonwealth Biotechnologies, Inc.

858 699 0298

Dr. John P McAlister

CEO

Tripos, Inc.

314 616.4473

Commonwealth Biotechnologies, Inc. Announces Definitive

Agreement to Acquire Tripos Discovery Research Ltd

RICHMOND, VIRGINIA and ST. LOUIS, MISSOURI (May 15, 2007) – Commonwealth Biotechnologies, Inc. (“CBI”) (Nasdaq Capital Market: CBTE) and Tripos, Inc. (“Tripos”) (Nasdaq Global Select Market: TRPS) are pleased to announce that they have entered into a definitive agreement providing for the acquisition of all of the outstanding capital stock of Tripos Discovery Research Ltd (“TDR”).

CBI has agreed to acquire TDR from Tripos and plans to continue to operate TDR from its present base in Bude, Cornwall, England, which provides CBI with a strategic base of operations to enter the European market. The transaction is structured with an up-front payment of $350,000 followed by payments of up to $1.8 million from TDR receivables and billings.

Concurrent with this transaction TDR is entering into a sale-leaseback transaction with the Southwest England Regional Development Authority (“SWERDA”) under which TDR will net cash of approximately $4.16 million, enter into a 12 year lease in Bude, and be released from grant repayment obligations with SWERDA and with the English Department of Trade and Industry.

These transactions are expected to close during the month of May or in early June.

TDR is a leading knowledge driven, drug discovery services business that provides pharmaceutical and biotechnology companies with novel approaches to drug discovery. Applying proprietary computational design and therapeutic medicinal chemistry tools and expertise, TDR is able to reduce drug discovery timelines by up to 30%. In addition, since 1997, TDR has also been offering compound libraries under the LeadQuest® brand, screening libraries under the LeadScreen® brand and custom de novo compound libraries under the LeadSelect® brand.

After a period of significant contraction in 2006 following the completion at the end of 2005 of a $90M contract with Pfizer, non-Pfizer TDR revenues in 2006 grew to $6.5M and for 2007 are on track for double digit growth.

Dr Paul D’Sylva, CBI’s CEO said that “this acquisition is in line with the CBI’s stated objective to create a comprehensive drug-discovery services company. TDR’s expertise and proprietary tools in medicinal and synthetic chemistry coupled with CBI’s expertise in peptide chemistry, proteomics, immunology and genomics create an excellent foundation upon which to grow an integrated research services company targeting the $5 billion and growing market for drug discovery outsourcing. The transaction positions CBI for sustained growth through the:

•	Realization of cost synergies and revenue synergies that can accelerate cash flow growth;

•	Provision of additional sales and marketing expertise with offices the UK and the US; and

•	Alignment of business product and service capabilities with industry growth

Dr Dick Freer, Chairman and COO, said that “This is an unique opportunity for CBI to acquire what is acknowledged by clients and competitors alike to be one of the premier drug discovery service companies in the world. The staff and facilities are outstanding and the ability to provide input to our clients at the very beginning of the drug discovery process allows CBI a competitive advantage as the lead candidates are identified and moved through the pipeline to the clinic.”

Commenting on the transaction, John P. McAlister, Ph.D., president and chief executive officer of

Tripos, stated: “We are very pleased to enter into this transaction with CBI, whom we view as exceptionally well suited to continue our discovery research business. We believe that our customers and employees will be well served by this affiliation. This is also an important step in our previously announced plans to sell Tripos’ operating businesses and proceed with the liquidation of our company, which we hope to conclude later this year.”

About CBI

CBI specializes in life sciences R&D outsourcing and offers cutting-edge expertise and a complete array of the most current synthetic and analytical technologies in the areas of bio-defense, laboratory support and contract research. CBI is well positioned to compete in the global market for drug discovery outsourcing with an experienced management team and over 50 highly trained scientific staff located in a world-class laboratory in Richmond, Virginia. For more information visit www.cbi-biotech.com.

About Tripos Inc

In March, 2007, Tripos sold its discovery informatics business and its stockholders approved a plan of dissolution and liquidation for Tripos of which the sale of the discovery research business is an integral part. Further information is available in Tripos’ SEC filings available at www.sec.gov.

Forward Looking Statements

This announcement contains forward-looking statements regarding the acquisition of TDR by CBI. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

•	CBI’s ability to use TDR to generate earnings or revenues;

•	CBI’s ability to effectively utilize TDR’s existing sales force; and

•	CBI’s ability to access new market opportunities in the UK and Europe upon closing of the transaction.

All forward-looking statements are based on information available to CBI on the date hereof, and CBI assumes no obligation to update such statements.

In addition, this press release contains forward-looking statements concerning Tripos including, among other things: (1) the company’s ability to complete the sale of its Discovery Research business; (2) the company’s ability to satisfy its creditors out of the proceeds of the sales of its assets and other available resources; (3) the company’s ability to offset corporate tax liabilities on the sale of assets through the utilization of net operating loss carryforwards; and (4) the company’s ability to distribute any remaining cash to its stockholders. These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in Tripos’s filings with the SEC, including, without limitations, those factors set forth in Tripos’s Form 10-K for the fiscal year ended December 31, 2006, and from time to time in Tripos’s periodic filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Tripos does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.